EXHIBIT 1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this Amendment No. 11, dated April 3, 2019, to the Schedule 13D with respect to the common stock, par value $0.0001 per share, of AgroFresh Solutions, Inc. (the “Schedule 13D”), is, and any and all subsequent amendments thereto shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Joint Filing Agreement (this “Agreement”) shall be included as an exhibit to Amendment No. 11 to the Schedule 13D and, if applicable, each such amendment. Each of the undersigned agrees to be responsible for the timely filing of Amendment No. 11 to the Schedule 13D and, if applicable, any subsequent amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other person, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

DOW INC.

By:	/s/ Amy E. Wilson
Name: Amy E. Wilson
Title: Corporate Secretary and General Counsel

THE DOW CHEMICAL COMPANY

By:	/s/ Amy E. Wilson
Name: Amy E. Wilson
Title: Corporate Secretary and General Counsel

DOWDUPONT INC.

By:	/s/ Stacy L. Fox
Name: Stacy L. Fox
Title: General Counsel and Secretary